Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Third Quarter 2023 Financial Results

Addison, Texas – October 16, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended September 30, 2023. The Company's net income available to common shareholders was $6.3 million, or $0.54 per basic share, for the quarter ended September 30, 2023, compared to $9.6 million, or $0.82 per basic share, for the quarter ended June 30, 2023 and $10.9 million, or $0.92 per basic share, for the quarter ended September 30, 2022. Return on average assets and average equity for the third quarter of 2023 were 0.78% and 8.43%, respectively, compared to 1.17% and 12.87%, respectively, for the second quarter of 2023 and 1.30% and 14.87%, respectively, for the third quarter of 2022. The decrease in earnings during the third quarter of 2023, compared to the second quarter of 2023 was primarily due to a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million during the second quarter. Without this one-time gain, net of tax, earnings for the second quarter were $7.4 million1, or $0.63 earnings per basic common share.

"Our company is performing well despite various economic and industry headwinds. Earnings were adequate in the third quarter and although we're seeing signs of a slowing economy, the Company is well-positioned for it with a strong balance sheet and stable core deposit base. We continue to have strong asset quality with historically low nonperforming assets. We expect to see some borrower stress as loan interest rates reprice but our loans are conservatively underwritten and many of our borrowers will continue to experience benefits from the robust economic environment in Texas. Our capital remains very healthy and we repurchased 61,688 shares of stock during the quarter at an attractive average price of $27.38 per share. As the year progresses, we'll continue to focus on strategic goals and operational efficiencies that will drive long term shareholder value," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Granular and Stable Core Deposit Base. As of September 30, 2023, we have 87,208 total deposit accounts with an average account balance of $30,482. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits increased by $55.5 million during the third quarter, which consisted primarily of an increase in core deposits of $75.7 million, offset by a decrease in public funds deposits of $20.2 million. The bank has not historically used brokered deposits and does not foresee a reliance on them going forward, however, we issued $50.0 million of these deposits during the second quarter to test their availability as a contingent liquidity source. Half of the brokered CD's mature in November 2023 and the remainder in February 2024. Excluding public funds and bank-owned accounts, our uninsured deposits as of September 30, 2023 were 25.02% of total deposits.

We continued to increase interest rates paid on deposits during the quarter in order to pay competitive rates, however noninterest-bearing deposits still represent 34.0% of total deposits. Our cost of interest-bearing deposits increased 59 basis points during the quarter from 2.41% in the prior quarter to 3.00%, representing a beta on interest-bearing deposits of approximately 217.6% for the linked quarter compared to the federal funds target rates. Our cost of total deposits for the third quarter of 2023 increased 45 basis points from 1.53% in the prior quarter to 1.98%, representing a beta on total deposits of approximately 166.0% for the linked quarter.

•
Strong Asset Quality. Nonperforming assets as a percentage of total assets were 0.09% at September 30, 2023, compared to 0.11% at June 30, 2023 and 0.28% at September 30, 2022. Net charge-offs (annualized) to average loans were 0.11% for the quarter ended September 30, 2023, compared to 0.03% for the quarter ended June 30, 2023, and 0.07% for the quarter ended September 30, 2022. During the third quarter, nonperforming assets consisted primarily of nonaccrual loans and the decrease from the prior quarter resulted from the resolution or payoff of smaller balance loans.

Loans risk rated as substandard increased during the quarter from $8.1 million as of June 30, 2023 to $29.5 million as of September 30, 2023, an increase of $21.4 million. Despite the increase, substandard loans continued to represent a modest 1.3% of total loans at quarter-end. The increase results primarily from two commercial real estate loans, with outstanding balances of $14.5 million and $6.9 million, respectively. The larger credit is currently performing, is not past due, and is well-collateralized in the desirable Austin, Texas market with an LTV of 69%. Management believes this credit will be favorably resolved with minimal to no loss by year-end. The second, smaller loan is an amortizing commercial real estate loan in which we hold a priority first lien position. The project is being developed under an SBA 504 program, with a different lender managing the project's construction phase and financing the second lien debenture note. This loan is also performing, is not past due and is well-collateralized with an LTV of 46%. These two downgrades resulted from general economic stress factors, and appropriate credit reserves were captured in our CECL model.

1. Net earnings less extraordinary items is calculated as net earnings, less the gain on sale of correspondent bank stock, net of tax, of $2.2 million during the quarter ended June 30, 2023.

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. Our CRE loans and real estate C&D loans represent 38.9% and 13.7% of the total loan portfolio, respectively. Office-related loans represent 4.7% of the total loan portfolio and have an average balance of $523,000.

Although asset quality remains strong, we made minor adjustments to certain qualitative factors during the third quarter to incorporate improvements in C&D concentrations and past-due and non-accrual trends. These qualitative adjustments, along with minimal charge-offs and a reduction in the total loan portfolio, resulted in no provision for credit loss in the third quarter of 2023.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. We continue to take advantage of low stock prices to repurchase shares of Company stock and add intrinsic value for shareholders. During the third quarter of 2023, we repurchased 61,688 shares, or 0.53% of average shares outstanding during the period, at an average price of $27.38 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 14.0% as of quarter-end. Our total available contingent liquidity, net of current outstanding borrowings, is $1.2 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average assets as on September 30, 2023 is 9.2%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 8.2%†, which is still a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the third quarter of 2023 and 2022 was $23.3 million and $28.3 million, respectively, a decrease of $5.0 million, or 17.7%. The decrease in net interest income resulted from an increase in interest expense of $12.3 million, or 295.2%, compared to the prior year quarter, which was partially offset by an increase in interest income of $7.3 million, or 22.6%, from the same quarter in the prior year. The increase in interest expense was due primarily to a $10.6 million increase in deposit interest and a $1.4 million increase in FHLB advance interest, each resulting from higher interest rates between the two periods. The increase in interest income was primarily due to an increase in loan interest of $7.3 million, or 26.6%, and an increase in fed funds sold and interest-bearing deposits of $499,000, or 257.2%, during the current quarter compared to the prior year quarter.

Net interest margin, on a fully taxable equivalent basis, for the third quarter of 2023 and 2022 was 3.02% and 3.59%, respectively. Net interest margin decreased 57 basis points primarily due to interest-bearing liabilities repricing faster than our interest-earning assets and a shift from lower interest cost DDA and money market accounts to higher cost certificates of deposit. The cost of interest-bearing liabilities increased 241 basis points from the prior year quarter, while interest earning asset yields increased 113 basis points. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 0.59% to 3.00%, a change of 241 basis points, in the third quarter of 2023 compared to the same period in 2022, as well as increased rates on FHLB advances, which increased from 2.37% to 5.29%, an increase of 292 basis points, from the prior year quarter. The increases in cost were partially offset by increases in yield on the loan portfolio from 4.97% to 5.91%, or 94 basis points, as well as 43 and 56 basis point increases in yield on AFS and HTM securities, respectively. Although the cost of interest-bearing liabilities have repriced more quickly during this period, the weighted average yield on $76.2 million in new loans originated in the third quarter was 8.49%.

Net interest income, before the provision for credit losses, decreased $1.4 million, or 5.7%, from $24.7 million in the second quarter of 2023 to $23.3 million in the third quarter of 2023. The decrease in net interest income resulted primarily from an increase in interest expense of $2.5 million, or 17.7%, partially offset by an increase in interest income of $1.1 million, or 2.8%. The increase in interest expense resulted primarily from an increase of $3.1 million, or 31.4%, in interest-bearing deposit expense, offset somewhat by a decrease in FHLB advances expense of $761,000, or 22.7%, from the prior quarter. Interest earned on loans increased $1.2 million, or 3.5%, from the prior quarter.

Net interest margin, on a taxable equivalent basis, decreased from 3.19% for the second quarter of 2023 to 3.02% for the third quarter of 2023, a decrease of 17 basis points. The decrease in net interest margin was primarily due to an increase in the cost of interest-bearing deposits from 2.41% in the second quarter to 3.00% in the third quarter of 2023, a change of 59 basis points, while loan yield increased from 5.70% for the second quarter of 2023 to 5.91% for the third quarter of 2023, a change of 21 basis points.

We recorded no provision for credit losses during the first three quarters of 2023. During the fourth quarter of 2022, we recorded a $2.8 million provision to incorporate forecasts for an economic downturn and possible borrower stressors into our CECL model. The factors that were adjusted in the fourth quarter of 2022 are still relevant, however certain minor adjustments were made in subsequent quarters to reflect current portfolio credit quality trends. As of September 30, 2023 and December 31, 2022, our allowance for credit losses as a percentage of total loans was 1.34%.

Noninterest income decreased $970,000, or 16.7%, in the third quarter of 2023 to $4.8 million, compared to $5.8 million for the third quarter of 2022. The decrease from the same quarter in 2022 was due to a decrease in other noninterest income of $869,000, or 57.1%, resulting primarily from a gain on sale of an airplane asset of $894,000 during the third quarter of 2022. There was also a decrease in the gain on sale of loans of $120,000, or 35.5% along with a $29,000, or 38.7%, decrease in mortgage fee income compared to the same quarter in the prior year.

Noninterest expense increased $171,000, or 0.8%, in the third quarter of 2023 to $20.4 million, compared to the third quarter of 2022. The increase in noninterest expense in the third quarter of 2023 was driven primarily by a $399,000, or 79.3%, increase in legal and professional fees primarily related to recruiting fees, a $93,000, or 0.8%, increase in employee compensation and benefits, a $91,000, or 33.5%, increase in FDIC insurance assessment fees and an increase in software and technology expense of $81,000, or 5.7%, compared to the third quarter of 2022. These were partially offset by a $491,000, or 28.3%, decrease in other noninterest expense, primarily due to a write-down in the second quarter of 2022 of $487,000 related to an SBA loan related receivable that was subsequently resolved.

Noninterest income in the third quarter of 2023 decreased by $3.0 million, or 38.6%, from $7.9 million in the second quarter of 2023. The decrease is due to a decrease in other noninterest income of $2.9 million, or 81.4%, primarily resulting from a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million during the second quarter. Merchant and debit card fee income also decreased $369,000, or 17.4%, quarter-over-quarter, mainly due to an annual service provider bonus of $299,000 received during the previous quarter. Additionally, gain on sale of loans decreased $255,000, or 53.9%. The decreases were partially offset from a realized loss of $322,000 that was recognized on securities during the second quarter of 2022 that was not present in the current quarter.

Noninterest expense decreased $63,000, or 0.3%, in the third quarter of 2023, from $20.5 million for the quarter ended June 30, 2023. The decrease resulted from a decrease in FDIC insurance assessment fees of $159,000, or 30.5%, a $83,000, or 8.4%, decrease in legal and professional fees which was primarily due to annual meeting, proxy and related filing fees paid during the second quarter of 2023, and a $41,000, or 2.7%, decrease in software and technology expense during the third quarter of 2023 compared to the second quarter of 2023. These decreases were partially offset by a $100,000, or 3.6%, increase in occupancy expense and a $64,000, or 8.7%, increase in ATM and debit card expense.

The Company’s efficiency ratio in the third quarter of 2023 was 72.54%, compared to 59.35% in the prior year quarter and 62.84% in the second quarter of 2023.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.23 billion at September 30, 2023, compared to $3.21 billion at June 30, 2023 and $3.39 billion at September 30, 2022.

Gross loans decreased $15.7 million, or 0.67%, to $2.32 billion at September 30, 2023, compared to loans of $2.33 billion at June 30, 2023. Loan growth has declined as we have tightened credit underwriting standards and loan terms and borrowers have responded to the increases in interest rates with fewer requests.

Gross loans increased $52.2 million, or 2.3%, from $2.27 billion at September 30, 2022. The increase in gross loans during the third quarter of 2023 compared to the third quarter of 2022 resulted from organic loan growth and was partially offset by a $10.9 million decrease in warehouse lending loans, as we discontinued that line of business in the second quarter of 2023.

Total deposits increased by $55.5 million, or 2.1%, to $2.66 billion at September 30, 2023, compared to $2.60 billion at June 30, 2023, and decreased $132.2 million, or 4.7%, from $2.79 billion at September 30, 2022. The increase in deposits during the past quarter resulted from an increase in interest-bearing deposits of $67.5 million offset somewhat by a decrease in noninterest-bearing deposits of $12.1 million. The decrease in deposits during the current quarter compared to the prior year quarter resulted primarily from a decrease in noninterest-bearing deposits of $237.8 million partially offset by an increase in interest-bearing deposits of $105.6 million.

Nonperforming assets as a percentage of total loans were 0.13% at September 30, 2023, compared to 0.15% at June 30, 2023 and 0.41% at September 30, 2022. Nonperforming assets as a percentage of total assets were 0.09% at September 30, 2023, compared to 0.11% at June 30, 2023, and 0.28% at September 30, 2022. The Bank's nonperforming assets consist primarily of nonaccrual loans. The decrease in nonperforming assets is primarily due to the resolution of several lower balance nonperforming assets during the quarter.

Total equity was $296.8 million as of September 30, 2023, compared to $297.4 million at June 30, 2023 and $288.7 million at September 30, 2022. The decrease from the previous quarter resulted primarily from an increase in accumulated other comprehensive loss of $3.0 million due to fluctuations in the fair value of available for sale securities during the period, by the payment of dividends of $2.7 million and repurchase of Company stock of $1.7 million during the third quarter of 2023. This was partially offset by net income of $6.3 million during the period.

	As of
	2023			2022
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ASSETS
Cash and due from banks	$47,922	$47,663	$59,030	$52,390	$48,010
Federal funds sold	73,275	44,950	95,400	47,275	71,875
Interest-bearing deposits	8,980	4,738	3,695	6,802	4,284
Total cash and cash equivalents	130,177	97,351	158,125	106,467	124,169
Securities available for sale	178,644	166,596	173,744	188,927	197,944
Securities held to maturity	408,308	437,292	476,105	509,008	633,386
Loans held for sale	2,506	795	1,260	3,156	2,749
Loans, net	2,286,163	2,300,882	2,344,240	2,344,245	2,234,782
Accrued interest receivable	11,307	11,110	10,443	11,555	10,111
Premises and equipment, net	56,712	56,151	55,457	54,291	54,212
Other real estate owned	—	—	38	38	5
Cash surrender value of life insurance	42,096	41,830	38,619	38,404	38,194
Core deposit intangible, net	1,524	1,633	1,746	1,859	1,973
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	80,816	60,396	64,350	61,385	60,581
Total assets	$3,230,413	$3,206,196	$3,356,287	$3,351,495	$3,390,266
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$903,391	$915,462	$992,527	$1,052,144	$1,141,184
Interest-bearing	1,754,902	1,687,355	1,630,841	1,629,010	1,649,326
Total deposits	2,658,293	2,602,817	2,623,368	2,681,154	2,790,510
Securities sold under agreements to repurchase	19,366	20,532	13,338	7,221	7,592
Accrued interest and other liabilities	31,218	30,701	30,125	28,409	27,384
Line of credit	2,000	12,000	—	—	—
Federal Home Loan Bank advances	175,000	195,000	340,000	290,000	225,000
Subordinated debentures	47,752	47,719	49,186	49,153	51,119
Total liabilities	2,933,629	2,908,769	3,056,017	3,055,937	3,101,605

Equity attributable to Guaranty Bancshares, Inc.	296,226	296,862	299,700	294,984	288,084
Noncontrolling interest	558	565	570	574	577
Total equity	296,784	297,427	300,270	295,558	288,661
Total liabilities and equity	$3,230,413	$3,206,196	$3,356,287	$3,351,495	$3,390,266

	Quarter Ended
	2023			2022
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
STATEMENTS OF EARNINGS
Interest income	$39,818	$38,734	$37,144	$35,720	$32,476
Interest expense	16,516	14,031	11,982	7,362	4,179
Net interest income	23,302	24,703	25,162	28,358	28,297
Provision for credit losses	—	—	—	2,800	600
Net interest income after provision for credit losses	23,302	24,703	25,162	25,558	27,697
Noninterest income	4,833	7,873	4,905	5,122	5,803
Noninterest expense	20,408	20,471	19,967	20,897	20,237
Income before income taxes	7,727	12,105	10,100	9,783	13,263
Income tax provision	1,437	2,529	1,823	1,764	2,363
Net earnings	$6,290	$9,576	$8,277	$8,019	$10,900
Net loss attributable to noncontrolling interest	7	5	4	3	3
Net earnings attributable to Guaranty Bancshares, Inc.	$6,297	$9,581	$8,281	$8,022	$10,903

PER COMMON SHARE DATA
Earnings per common share, basic	$0.54	$0.82	$0.69	$0.67	$0.92
Earnings per common share, diluted	0.54	0.81	0.69	0.67	0.91
Cash dividends per common share	0.23	0.23	0.23	0.22	0.22
Book value per common share - end of quarter	25.64	25.58	25.13	24.70	24.18
Tangible book value per common share - end of quarter(1)	22.72	22.67	22.29	21.85	21.31
Common shares outstanding - end of quarter(4)	11,554,094	11,603,167	11,925,357	11,941,672	11,915,372
Weighted-average common shares outstanding, basic	11,568,897	11,735,475	11,939,593	11,938,973	11,907,233
Weighted-average common shares outstanding, diluted	11,619,342	11,756,512	12,012,004	12,048,475	12,032,391

PERFORMANCE RATIOS
Return on average assets (annualized)	0.78%	1.17%	1.01%	0.95%	1.30%
Return on average equity (annualized)	8.43	12.87	11.18	10.88	14.87
Net interest margin, fully taxable equivalent (annualized)(2)	3.02	3.19	3.24	3.57	3.59
Efficiency ratio(3)	72.54	62.84	66.41	62.42	59.35

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2023			2022
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$292,410	$295,864	$295,936	$314,067	$289,029
Real estate:
Construction and development	317,484	345,127	372,203	377,135	391,564
Commercial real estate	901,321	891,883	900,190	887,587	821,941
Farmland	188,614	187,105	190,802	185,817	179,402
1-4 family residential	504,002	496,340	499,944	493,061	467,983
Multi-family residential	42,720	44,385	44,760	45,147	43,025
Consumer	58,294	59,498	60,163	61,394	58,835
Agricultural	13,076	13,447	13,545	13,686	13,917
Overdrafts	328	252	270	282	369
Total loans(1)(2)	$2,318,249	$2,333,901	$2,377,813	$2,378,176	$2,266,065

	Quarter Ended
	2023			2022
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$31,759	$31,953	$31,974	$29,235	$28,997
Loans charged-off	(644)	(224)	(94)	(103)	(418)
Recoveries	25	30	73	42	56
Provision for credit loss expense	—	—	—	2,800	600
Balance at end of period	$31,140	$31,759	$31,953	$31,974	$29,235

Allowance for credit losses / period-end loans	1.34%	1.36%	1.34%	1.34%	1.29%
Allowance for credit losses / nonperforming loans	1,148.2	894.6	238.4	294.7	313.3
Net charge-offs / average loans (annualized)	0.11	0.03	0.00	0.01	0.07

NONPERFORMING ASSETS
Nonaccrual loans	$2,712	$3,550	$13,405	$10,848	$9,330
Other real estate owned	—	—	38	38	5
Repossessed assets owned	250	—	—	—	—
Total nonperforming assets	$2,962	$3,550	$13,443	$10,886	$9,335

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.13%	0.15%	0.57%	0.46%	0.41%
Total assets	0.09	0.11	0.40	0.32	0.28

(1) Excludes outstanding balances of loans held for sale of $2.5 million, $795,000, $1.3 million, $3.2 million, and $2.7 million as of September 30, June 30 and March 31, 2023 and December 31, September 30, 2022, respectively.

(2) Excludes deferred loan fees of $946,000, $1.3 million, $1.6 million, $2.0 million, and $2.0 million as of September 30, June 30 and March 31, 2023 and December 31, September 30, 2022, respectively.

	Quarter Ended
	2023			2022
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
NONINTEREST INCOME
Service charges	$1,131	$1,056	$1,077	$1,096	$1,146
Net realized gain on securities transactions	—	(322)	93	172	—
Net realized gain on sale of loans	218	473	314	310	338
Fiduciary and custodial income	637	630	638	642	576
Bank-owned life insurance income	267	211	214	209	215
Merchant and debit card fees	1,752	2,121	1,674	1,711	1,738
Loan processing fee income	128	142	134	150	192
Mortgage fee income	46	50	68	81	75
Other noninterest income	654	3,512	693	751	1,523
Total noninterest income	$4,833	$7,873	$4,905	$5,122	$5,803

NONINTEREST EXPENSE
Employee compensation and benefits	$11,944	$11,939	$12,264	$12,364	$11,851
Occupancy expenses	2,854	2,754	2,830	2,770	2,800
Legal and professional fees	902	985	583	779	503
Software and technology	1,490	1,531	1,396	1,525	1,409
Amortization	147	149	161	161	166
Director and committee fees	192	201	199	199	213
Advertising and promotions	288	269	267	488	378
ATM and debit card expense	803	739	599	740	723
Telecommunication expense	178	171	183	193	184
FDIC insurance assessment fees	363	522	301	359	272
Other noninterest expense	1,247	1,211	1,184	1,319	1,738
Total noninterest expense	$20,408	$20,471	$19,967	$20,897	$20,237

	Quarter Ended September 30,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,332,171	$34,765	5.91%	$2,191,411	$27,455	4.97%
Securities available for sale	181,946	1,346	2.93	196,875	1,239	2.50
Securities held to maturity	432,687	2,710	2.48	707,601	3,416	1.92
Nonmarketable equity securities	25,429	304	4.74	21,382	172	3.19
Interest-bearing deposits in other banks	52,424	693	5.24	32,233	194	2.39
Total interest-earning assets	3,024,657	39,818	5.22	3,149,502	32,476	4.09
Allowance for credit losses	(31,574)			(28,777)
Noninterest-earning assets	220,406			216,623
Total assets	$3,213,489			$3,337,348
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,726,218	$13,069	3.00%	$1,650,314	$2,455	0.59%
Advances from FHLB and fed funds purchased	194,115	2,588	5.29	202,832	1,211	2.37
Line of credit	5,011	204	16.15	—	—	—
Subordinated debt	47,730	534	4.44	51,087	509	3.95
Securities sold under agreements to repurchase	22,718	121	2.11	6,844	4	0.23
Total interest-bearing liabilities	1,995,792	16,516	3.28	1,911,077	4,179	0.87
Noninterest-bearing liabilities:
Noninterest-bearing deposits	888,772			1,109,205
Accrued interest and other liabilities	32,716			26,260
Total noninterest-bearing liabilities	921,488			1,135,465
Equity	296,209			290,806
Total liabilities and equity	$3,213,489			$3,337,348
Net interest rate spread(2)			1.94%			3.22%
Net interest income		$23,302			$28,297
Net interest margin(3)			3.06%			3.56%
Net interest margin, fully taxable equivalent(4)			3.02%			3.59%

(1) Includes average outstanding balances of loans held for sale of $1.1 million and $2.1 million for the quarter ended September 30, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Nine Months Ended September 30,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,359,880	$100,513	5.69%	$2,066,529	$74,314	4.81%
Securities available for sale	180,645	3,619	2.68	316,386	4,330	1.83
Securities held to maturity	463,434	8,591	2.48	499,092	7,567	2.03
Nonmarketable equity securities	27,727	1,024	4.94	16,937	869	6.86
Interest-bearing deposits in other banks	49,923	1,949	5.22	145,936	409	0.37
Total interest-earning assets	3,081,609	115,696	5.02	3,044,880	87,489	3.84
Allowance for credit losses	(31,804)			(29,341)
Noninterest-earning assets	219,227			216,140
Total assets	$3,269,032			$3,231,679
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,668,394	$30,670	2.46%	$1,684,725	$5,320	0.42%
Advances from FHLB and fed funds purchased	255,011	9,711	5.09	96,462	1,447	2.01
Line of credit	4,139	268	8.66	—	34	—
Subordinated debt	48,357	1,609	4.45	46,024	1,208	3.51
Securities sold under agreements to repurchase	19,548	271	1.85	8,920	9	0.13
Total interest-bearing liabilities	1,995,449	42,529	2.85	1,836,131	8,018	0.58
Noninterest-bearing liabilities:
Noninterest-bearing deposits	944,870			1,075,941
Accrued interest and other liabilities	30,057			25,212
Total noninterest-bearing liabilities	974,927			1,101,153
Equity	298,656			294,395
Total liabilities and equity	$3,269,032			$3,231,679
Net interest rate spread(2)			2.17%			3.26%
Net interest income		$73,167			$79,471
Net interest margin(3)			3.17%			3.49%
Net interest margin, fully taxable equivalent(4)			3.16%			3.53%

(1) Includes average outstanding balances of loans held for sale of $1.4 million and $2.6 million for the nine months ended September 30, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2023			2022
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Equity attributable to Guaranty Bancshares, Inc.	$296,226	$296,862	$299,700	$294,984	$288,084
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,524)	(1,633)	(1,746)	(1,859)	(1,973)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$262,542	$263,069	$265,794	$260,965	$253,951
Common shares outstanding(1)	11,554,094	11,603,167	11,925,357	11,941,672	11,915,372
Book value per common share	$25.64	$25.58	$25.13	$24.70	$24.18
Tangible book value per common share(1)	22.72	22.67	22.29	21.85	21.31

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as % of Total Equity

(dollars in thousands)	September 30, 2023
Total equity(1)	$296,784
Less: net unrealized loss on HTM securities, tax effected	(32,087)
Total equity, including net unrealized loss on AFS and HTM securities	$264,697

Net unrealized loss on AFS securities, tax effected	19,536
Net unrealized loss on HTM securities, tax effected	32,087
Net unrealized loss on AFS and HTM securities, tax effected	$51,623

Net unrealized loss on securities as % of total equity(1)	17.4%
Total equity before impact of unrealized losses	$316,320
Net unrealized loss on securities as % of total equity before impact of unrealized losses	16.3%

Total average assets	$3,213,489
Total equity to average assets	9.2%
Total equity, adjusted for tax effected net unrealized loss, to average assets	8.2%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $19,536.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Total average interest-bearing deposits	$1,726,218	$1,653,237	$1,650,314
Adjustments:
Noninterest-bearing deposits	888,772	948,083	1,109,205
Total average deposits	$2,614,990	$2,601,320	$2,759,519

Total deposit-related interest expense	$13,069	$9,946	$2,455

Average cost of interest-bearing deposits	3.00%	2.41%	0.59%
Average cost of total deposits	1.98	1.53	0.35

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss third quarter 2023 financial results on Monday, October 16, 2023 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through October 31, 2023 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of September 30, 2023, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.3 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com